Exhibit 99.1

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698
CONEXANT REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2007
Performance In-line with Recently Updated Outlook
     NEWPORT BEACH, Calif., Apr. 26, 2007 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced financial results for the second quarter of fiscal 2007, which ended March 30, 2007. For the second fiscal quarter, the company reported revenues of $199.9 million, consistent with the updated revenue outlook provided on April 9, 2007.
     Conexant presents financial results based on accounting principles generally accepted in the United States of America (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     Second quarter fiscal 2007 revenues of $199.9 million were down 18.6 percent from first quarter fiscal 2007 revenues of $245.5 million, and 17.6 percent from $242.6 million in the second quarter of fiscal 2006. Core gross margins in the second quarter of fiscal 2007 were 45.0 percent of revenues, compared to 44.6 percent in the prior quarter, and 43.5 percent in the year-ago quarter.
     Core operating expenses decreased in the second quarter of fiscal 2007 to $89.9 million from $93.6 million in the prior quarter. Core operating expenses in the year-ago quarter were $86.1 million.
     Core operating income in the second quarter of fiscal 2007 was $0.1 million, compared to first fiscal quarter core operating income of $16.0 million. Core operating income in the second quarter of fiscal 2006 was $19.3 million. Core net loss for the second quarter of fiscal 2007 was $9.9 million, or $0.02 per share, compared to core net income of

$7.4 million, or $0.02 per diluted share, in the first quarter of fiscal 2007. In the year-ago quarter, core net income was $13.1 million, or $0.03 per diluted share.
     On a GAAP basis, gross margins for the second fiscal quarter of 2007 were 45.0 percent of revenues, compared to 44.6 percent in the prior quarter.
     In accordance with the Statement of Financial Accounting Standards (SFAS) Nos. 142 and 144, “Goodwill and Other Intangible Assets” and “ Accounting for the Impairment or Disposal of Long-Lived Assets,” the company took a non-cash impairment charge of $155.0 million in the second quarter of fiscal 2007 to write-down the carrying value of goodwill and intangible assets associated with its Embedded Wireless Networking product line. This impairment occurred as a result of a reduced forecast for wireless products targeted at the embedded cellular handset market.
     GAAP operating expenses for the second quarter of fiscal 2007, which included the impairment charge, were $262.5 million. GAAP operating expenses were $108.1 million in the first fiscal quarter of 2007. The GAAP operating loss was $172.7 million in the second quarter of fiscal 2007, compared to GAAP operating income of $1.4 million in the previous quarter. The GAAP net loss for the second fiscal quarter of 2007 was $133.4 million, or $0.27 per share, compared to GAAP net income in the first fiscal quarter of $1.0 million, or $0.00 per diluted share. The company’s second fiscal quarter 2007 GAAP results also included $44.0 million of gains on equity method investments, including a $43.5 million gain that resulted from the merger of Acquicor Technology and Jazz Semiconductor, Inc., $1.3 million of gains on sales of equity securities, and a $3.9 million increase in the value of warrants in Mindspeed Technologies, Inc. The company’s first fiscal quarter 2007 GAAP results included $5.1 million of gains on sales of equity securities and a $3.0 million increase in the value of warrants in Mindspeed Technologies, Inc.
     For the year-ago quarter, GAAP gross margins were 43.8 percent, GAAP operating expenses were $147.8 million, GAAP operating loss was $41.6 million, and GAAP net loss was $10.1 million, or $0.02 per diluted share.
     “The second fiscal quarter proved to be significantly more challenging than we expected entering the quarter,” said Dwight W. Decker, Conexant chairman and chief executive officer. “In January, we anticipated that revenues would decline in a range between 8 percent and 10 percent. However, greater-than-expected weakness in our set-top box and multifunction peripheral product lines resulted in a revenue decline of 18.6 percent. Set-top box revenues were down by approximately $17.5 million sequentially as a result of schedule delays in several key programs with satellite service providers in the U.S. and Europe. Shipments of our multifunction peripheral solutions, which declined by approximately $10.4 million sequentially, were impacted by higher-than-expected inventories at key customers and more-pronounced-than-anticipated seasonality.
     “We exited the quarter with approximately $234 million in cash, cash equivalents, and marketable securities,” Decker said. “During the second fiscal quarter, we redeemed $457 million in convertible debt that matured in February 2007. We also received approximately $98 million when the merger of Acquicor Technology and Jazz Semiconductor was completed in February 2007.”
Third Fiscal Quarter 2007 Outlook
     “After a very difficult second fiscal quarter, our business segments are showing clear signs of stabilization,” Decker said. “We expect our DSL, analog modem, and embedded wireless networking product lines to be flat to slightly up on a sequential basis in the third fiscal quarter. In our set-top box business, we expect that our overall customer demand will also be approximately flat with one major exception. This exception is the end of an almost $20 million quarterly revenue stream due to the completion of a single, major program at a key North American cable set-top box customer. As a result, in total, we expect Conexant revenues for the third quarter of fiscal 2007 to be in a range between $178 million and $182 million.
     “We expect core gross margins for the third fiscal quarter to remain between 44 percent and 45 percent of revenues,” Decker said. “Based on our weakened outlook, we have initiated cost-cutting actions intended to reduce our core operating expenses by approximately $20 million annually by the end of the calendar year. We expect the completion of the initial phase of this plan to result in third fiscal quarter core operating expenses in a range between $88 million and $89 million. Combining these estimates, we anticipate that our core operating loss will be in a range between $6 million and $10 million. As a result, we expect our core net loss to be between $0.03 and $0.04 per share.”
Note to Editors, Analysts and Investors
     To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 5962832.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug® and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company that recorded revenues of $970.8 million in fiscal year 2006. The company has approximately 3,200 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: the risk that capital needed for our business and to repay our indebtedness will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; general economic and political conditions and conditions in the markets we address; the substantial losses we have incurred; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of our new and existing products; our successful development of new products; the timing of our new product introductions and our product quality; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; our ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2007	2006	2006	2007	2006
Net revenues	$199,865	$245,534	$242,583	$445,399	$473,289
Cost of goods sold	110,016	136,045	136,373	246,061	271,326

Gross margin	89,849	109,489	106,210	199,338	201,963

Operating expenses:
Research and development	69,345	71,450	64,831	140,795	129,190
Selling, general and administrative	26,803	27,476	36,320	54,279	74,921
Amortization of intangible assets	6,254	6,238	7,758	12,492	15,665
Special charges (Note 1)	160,121	2,898	38,854	163,019	39,769

Total operating expenses	262,523	108,062	147,763	370,585	259,545

Operating income (loss)	(172,674)	1,427	(41,553)	(171,247)	(57,582)

Interest expense	(13,220)	(13,036)	(10,052)	(26,256)	(18,854)
Other income, net	9,660	13,061	42,792	22,721	46,139

Income (loss) before income taxes and gain (loss) of equity method investments	(176,234)	1,452	(8,813)	(174,782)	(30,297)
Provision for income taxes	1,232	471	735	1,703	1,451

Income (loss) before gain (loss) of equity method investments	(177,466)	981	(9,548)	(176,485)	(31,748)
Gain (loss) of equity method investments (Note 2)	44,020	(5)	(584)	44,015	(2,655)

Net income (loss)	$(133,446)	$976	$(10,132)	$(132,470)	$(34,403)

Basic and diluted net income (loss) per share	$(0.27)	$0.00	$(0.02)	$(0.27)	$(0.07)

Shares used in basic per-share computations	489,302	485,957	477,480	487,630	475,761

Shares used in diluted per-share computations	489,302	492,583	477,480	487,630	475,761

Note 1 —	Special charges for the three and six months ended March 30, 2007 include non-cash goodwill and intangible asset impairment charges related to our Embedded Wireless Networking business of $135.0 million and $20.0 million, respectively. Special charges for the three and six months ended March 31, 2006 include a $40.0 million charge related to the settlement of our litigation with Texas Instruments Incorporated.

Note 2 —	Gain (loss) of equity method investments for the three and six months ended March 30, 2007 include a gain on the sale of our investment in Jazz Semiconductor, Inc. of $43.5 million.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2007	2006	2006	2007	2006
GAAP gross margin	$89,849	$109,489	$106,210	$199,338	$201,963
Stock-based compensation (a)	115	103	131	218	429
Other (i)	—	—	(883)	—	(883)

Non-GAAP Core gross margin	$89,964	$109,592	$105,458	$199,556	$201,509

GAAP operating expenses	$262,523	$108,062	$147,763	$370,585	$259,545
Stock-based compensation (a)	(4,656)	(4,234)	(12,621)	(8,890)	(26,639)
Transitional salaries and benefits (b)	(1,591)	(740)	(685)	(2,331)	(902)
IP litigation support costs (c)	—	—	(7,233)	—	(12,890)
Amortization of intangible assets (d)	(6,254)	(6,238)	(7,758)	(12,492)	(15,665)
Special charges (e)	(160,121)	(2,898)	(38,854)	(163,019)	(39,769)
Other (i)	—	(400)	5,515	(400)	5,515

Non-GAAP Core operating expenses	$89,901	$93,552	$86,127	$183,453	$169,195

GAAP operating income (loss)	$(172,674)	$1,427	$(41,553)	$(171,247)	$(57,582)
Gross margin adjustments (a, i)	115	103	(752)	218	(454)
Operating expense adjustments (a-e, i)	172,622	14,510	61,636	187,132	90,350

Non-GAAP Core operating income	$63	$16,040	$19,331	$16,103	$32,314

GAAP net income (loss)	$(133,446)	$976	$(10,132)	$(132,470)	$(34,403)
Gross margin adjustments (a, i)	115	103	(752)	218	(454)
Operating expense adjustments (a-e, i)	172,622	14,510	61,636	187,132	90,350
Unrealized gains on Mindspeed warrant (f)	(3,882)	(3,042)	(35,642)	(6,924)	(31,331)
Gains on sales of equity securities (g)	(1,337)	(5,132)	(577)	(6,469)	(4,414)
(Gains) losses of equity method investments (h)	(44,020)	5	584	(44,015)	2,655
Other (i)	—	—	(2,010)	—	(2,010)

Non-GAAP Core net income (loss)	$(9,948)	$7,420	$13,107	$(2,528)	$20,393

Basic and diluted net income (loss) per share:
GAAP	$(0.27)	$0.00	$(0.02)	$(0.27)	$(0.07)

Non-GAAP Core (j)	$(0.02)	$0.02	$0.03	$(0.01)	$0.04

See “GAAP to Non-GAAP Core Adjustments” below

GAAP to Non-GAAP Core Adjustments:
(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of our restructuring activities, from the date of their notification.

(c)	IP litigation support costs comprise legal fees related to our litigation with Texas Instruments Incorporated, which was settled in May 2006.

(d)	Amortization of intangible assets resulting from business combinations.

(e)	Special charges for the three and six months ended March 30, 2007 include non-cash goodwill and intangible asset impairment charges related to our Embedded Wireless Networking business of $135.0 million and $20.0 million, respectively. Special charges for the three and six months ended March 31, 2006 include a $40.0 million charge related to the settlement of our litigation with Texas Instruments Incorporated. The remainder of special charges for each period consist principally of restructuring charges (credits), but also include amounts for other asset impairments, integration credits and other special items.

(f)	Unrealized gains associated with changes in the fair value of our warrant to purchase 30 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(g)	Gains on sales of equity securities or on the liquidation of companies in which we held equity securities.

(h)	Gain (loss) of equity method investments for the three and six months ended March 30, 2007 include a gain on the sale of our investment in Jazz Semiconductor, Inc. of $43.5 million.

(i)	Other gains and losses which are not part of our core, on-going operations. For the three and six months ended March 31, 2006, these adjustments primarily relate to a property tax settlement.

(j)	The dilutive effect of stock options and warrants under the treasury stock method and the dilutive effect of shares issuable upon conversion of convertible subordinated notes under the if-converted method are added to basic weighted average shares to compute diluted weighted average shares. For the three months ended December 29, 2006 and March 31, 2006 and the six months ended March 31, 2006, 6.6 million, 15.6 million and 9.9 million shares, respectively, have been added to basic weighted average shares to arrive at diluted weighted average shares for purposes of the non-GAAP core diluted net income per share computations.

Non-GAAP Financial Measures:

We have presented non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.

GAAP Guidance:

We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 30,	September 29,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$170,367	$225,626
Marketable securities (Note 3)	63,888	115,709
Restricted cash	8,800	8,800
Receivables	110,725	123,025
Inventories	76,504	97,460
Other current assets	25,544	19,353

Total current assets	455,828	589,973
Property, plant and equipment, net	68,572	65,405
Goodwill	580,694	710,790
Intangible assets, net	45,945	76,008
Other assets	97,098	131,449

Total assets	$1,248,137	$1,573,625

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$188,375
Short-term debt	80,000	80,000
Accounts payable	95,105	113,690
Accrued compensation and benefits	24,602	28,307
Other current liabilities	46,274	51,966

Total current liabilities	245,981	462,338

Long-term debt	525,000	518,125
Other liabilities	71,100	83,064

Total liabilities	842,081	1,063,527

Shareholders’ equity	406,056	510,098

Total liabilities and shareholders’ equity	$1,248,137	$1,573,625

Note 3 — Cash, Cash Equivalents and Marketable Securities

	March 30,	September 29,
	2007	2006
Cash and cash equivalents	$170,367	$225,626
Marketable debt securities	20,983	83,620

Subtotal	191,350	309,246

Marketable equity securities — Skyworks Solutions, Inc. (6.2 million shares at March 30, 2007 and September 29, 2006)	35,552	32,089
Marketable equity securities — Jazz Technologies, Inc. (1.7 million shares at March 30, 2007)	7,353	—

Subtotal	42,905	32,089

Total cash, cash equivalents and marketable securities	$234,255	$341,335

CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2007	2006	2006	2007	2006
Revenues By Region:
Americas	$25,587	$37,774	$23,849	$63,361	$43,059
Asia-Pacific	160,574	194,757	203,232	355,331	400,096
Europe, Middle East and Africa	13,704	13,003	15,502	26,707	30,134

	$199,865	$245,534	$242,583	$445,399	$473,289

Cash Flow Data:
Depreciation of PP&E	$6,143	$5,846	$4,671	$11,989	$9,104
Capital expenditures	$7,723	$7,216	$7,359	$14,939	$13,139